Offer Letter

November 30, 2009

John Brewster
*****

RE:	Formal offer to join Composite Technology Corporation as President, CTC Cable Corporation and Chief Commercial Officer of CTC

Dear Mr. Brewster:

This letter is to confirm, in writing, our offer to you for the position of President, CTC Cable Corporation, and Chief Commercial Officer of CTC with an effective hire date of December 7, 2009. This offer is contingent upon the successful completion of a background investigation (which includes, but is not limited to, a reference check to previous employment and a satisfactory completion and passing of a pre-employment drug screening test.) You will be reporting to Benton H Wilcoxon, CEO, with compensation at the commencement of your employment as follows:

•	Base salary of $350,000 annually, payable on a bi-weekly basis (Friday payday);

•	Relocation reimbursement to equal up to six months of temporary living, to include monthly housing payments and including incidental relocating expenses up to $5,000;

•
Eligibility to participate in CTC’s 401K program after 3 months of service, at the next quarterly enrollment period.  (next participation effective date would be April 1, 2010)  At this time there is no company match;

•	Eligibility for medical coverage through Blue Cross/Anthem, effective January 1, 2010. As a senior officer of CTC, your portion of the premium is covered by the company;

•	Eligibility for discount vision care through Vision Service Plan, effective January 1, 2010;

•	Eligibility for dental coverage through Guardian Dental, effective January 1, 2010;

•	Eligibility for life insurance, Accidental Death and Dismemberment insurance, and Long Term Disability insurance as administered by Guardian Insurance Company, effective January 1, 2010;

•	Eligibility to participate in a Flexible Spending Account;

•	Paid Time Off (PTO) to be annually accrued at three weeks per year. PTO accrual shall begin after full time status is achieved;

•	Company-paid holidays as determined each year. You will be eligible to be paid for company-paid holidays after full time status is achieved;

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

2026 McGaw Avenue Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 428-8500

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Eligibility to be granted two million non-qualifying stock options, to be priced at the greater of $0.35 per option or slightly above closing market price (generally within 5% above closing market price) of Composite Technology Corporation’s common stock on the date of approval by the board after hire, vesting on a quarterly basis over 3 years, and subject to approval by the Board of Directors of Composite Technology Corporation;

•	Composite Technology Corporation or its Board of Directors reserves the right to approve all subsequent hiring decisions related to additional staff desired;

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As an on-boarding incentive, you will be eligible to receive a one-time payment of $50,000.00 as well as a grant of $50,000.00 in stock, to be valued at the current market value at time of hire, less applicable withholding taxes.

•	As an exception, CTC agrees that you will be permitted to spend 4 weeks a year working from another location.

John, in accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis.  Previous conversations regarding this offer should not be construed as a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with Composite Technology Corporation at any time, with or without cause or advance notice. Likewise, Composite Technology Corporation will have the right to reassign you, to change your compensation, or to terminate your employment at any time, with or without cause or advance notice.  It is understood that all duties and projects assigned to you will be accomplished in a professional manner.

This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary. To confirm your acceptance of this offer, please forward a signed and dated copy to me within the prescribed time at our Irvine, CA office. Please initial all pages as well.

Additionally, this offer of employment will be withdrawn if the pre-employment drug screen returns results indicating violations of Composite Technology Corporation’s illegal drug policies, or if the background checks reveal information sufficient to cause you to be eliminated from further consideration for employment. This would include any information provided by you that is found to be false, incomplete, or misrepresented in any respect and may even result in immediate discharge from employment if discovered at any point after the hire date.

Sincerely,

Benton H Wilcoxon
CEO, Composite Technology Corporation

ACCEPTED:

John Brewster	Date

2026 McGaw Avenue Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 428-8500